FORM OF

EXPENSE LIMITATION AGREEMENT

________ __, 2013

Administrative Data Management Corp.
55 Wall Street
New York, NY 10006

Dear Ladies and Gentlemen:

As transfer agent to First Investors Income Funds, First Investors Equity Funds and First Investors Tax Exempt Funds (each, a “Trust”), Administrative Data Management Corp. (“transfer agent”), agrees to reimburse transfer agency expenses of the Institutional and Advisor Class Shares of the series of the Trusts, as set forth on Attachment A hereto (each such series, a “fund” and together the “Funds”), to the extent that the transfer agency fees and expenses (including out of pocket expenses) of the Institutional Class shares and Advisor Class shares, respectively, of the Funds exceed the limitations set forth in Attachment A (“Agreement”).

For a period not to exceed three (3) years from the date the transfer agent pays an expense hereunder, the transfer agent may, in its discretion, recover such expense from a Fund to the extent that the transfer agency expenses for the Institutional Class or Advisor Class shares, as applicable, of that Fund on the date of recovery do not exceed the expense limitations set forth in Attachment A.

The transfer agent agrees that it shall look only to the assets of each Fund individually for performance of this Agreement and for any claims for payment.  No trustees, officers, employees, agents or shareholders of the Trusts shall be personally liable for performance by the Funds under this Agreement.

This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, except insofar as the Investment Company Act of 1940, as amended, or other federal laws and regulations may be controlling.  Any amendment to this Agreement shall be in writing signed by the parties hereto.  Subject to approval by the transfer agent, this Agreement may be amended or terminated with respect to a Trust, on behalf of any of its Funds, by the Trust’s Board of Trustees without the approval of Trust shareholders.

Very truly yours, FIRST INVESTORS INCOME FUNDS

By:
Name:	Derek Burke
Title:	President

FIRST INVESTORS EQUITY FUNDS

By:
Name:	Derek Burke
Title:	President

FIRST INVESTORS TAX EXEMPT FUNDS

By:
Name:	Derek Burke
Title:	President

ADMINISTRATIVE DATA MANAGEMENT CORP.

By:              ____________________
Name:         Derek Burke
Title:           President

Attachment A

Expense Limitations

The transfer agency fees and expenses of the Institutional Class shares and the Advisor Class shares, respectively, of each Fund set forth below shall be limited, pursuant to this Agreement, to no more than 0.05% and 0.20%, respectively (as a percent of average daily net assets attributable to each stated class).

Fund	Expense Limitation Period Ends
April __, 2014

First Investors Equity Funds:
Total Return Fund
Equity Income Fund
Growth & Income Fund
Global Fund
Select Growth Fund
Opportunity Fund
Special Situations Fund
International Fund

First Investors Income Funds:
Cash Management Fund
Government Fund
Investment Grade Fund
Fund For Income
International Opportunities Bond Fund

First Investors Tax Exempt Funds:
Tax Exempt Income Fund
Tax Exempt Opportunities Fund
California Tax Exempt Fund
Connecticut Tax Exempt Fund
Massachusetts Tax Exempt Fund
Michigan Tax Exempt Fund
Minnesota Tax Exempt Fund
New Jersey Tax Exempt Fund
New York Tax Exempt Fund
North Carolina Tax Exempt Fund
Ohio Tax Exempt Fund
Oregon Tax Exempt Fund
Pennsylvania Tax Exempt Fund
Virginia Tax Exempt Fund

____________________________________________________________________________________

Dated:  _______ __, 2013